UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2008
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On November 10, 2008, the Board of Directors (the "Board") of RF Micro Devices, Inc. (the "Company") approved entering into an Employment Agreement, dated as of November 12, 2008 (the "Effective Date"), with Robert A. Bruggeworth, the Company's President and Chief Executive Officer (the "Employment Agreement").  The term of the Employment Agreement continues for a period that ends on the earliest of (i) the day next preceding the second anniversary of the Effective Date (as extended as described in the following sentence); (ii) Mr. Bruggeworth's death; (iii) termination by the Company for "Cause," as defined in the Employment Agreement or otherwise upon 30 days notice; (iv) termination by Mr. Bruggeworth for "Good Reason," as defined in the Employment Agreement or otherwise on 30 days notice; or (v) the end of any 180-day Disability Period, as defined in the Employment Agreement.  The Employment Agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the Employment Agreement.

            Under the Employment Agreement, Mr. Bruggeworth is entitled to an annual base salary of $610,000, which is unchanged from the current rate, will be reviewed annually by the Company's Board and may be increased or reduced by the Board if part of a salary reduction plan for similarly situated officers.  Mr. Bruggeworth also is eligible to receive the following compensatory benefits:

  A bonus opportunity under the Company's Cash Bonus Plan for each performance period during the term of the Employment Agreement.  The target annual bonus opportunity in each performance period is unchanged and cannot be less than 100% of Mr. Bruggeworth's base salary.
  The opportunity to receive periodic grants of equity compensation under the Company's 2003 Stock Incentive Plan or successor equity plans, in the Compensation Committee's discretion so long as he is treated similarly to other senior executive officers.
  The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with Company policies as in effect from time to time.

            If the Employment Agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:

  Termination for any Reason:  Mr. Bruggeworth would be entitled to receive (i) base salary through the date of termination; (ii) any previously earned but unpaid annual bonus under the Company's Cash Bonus Plan for a completed performance period; (iii) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms; and (iv) unpaid paid time off per Company policy.
  Termination due to Death or Total Disability:  Mr. Bruggeworth would be entitled to receive the benefits described above under "Termination for any Reason" plus the greater of his accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro rated based on the termination date.

  Termination by Company without Cause or by Mr. Bruggeworth with Good Reason:  Mr. Bruggeworth would be entitled to receive the benefits described above under "Termination for any Reason" plus (i) salary continuation equal to two times base salary; (ii) his accrued annual bonus (payable after end of performance period), pro rated based on the termination date; (iii) a special bonus equal to two times his target annual bonus; (iv) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (v) equity awards (other than performance-based equity awards) will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (vi) performance-based equity awards will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant; and (vii) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.
  Termination by the Company for Cause or by Mr. Bruggeworth without Good Reason:  Mr. Bruggeworth would be entitled to receive the benefits described above under "Termination for any Reason," and the term of his employment would cease.

  Change of Control:  Benefits (if any) paid under Mr. Bruggeworth's existing change in control agreement would offset benefits (if any) paid under the Employment Agreement following Mr. Bruggeworth's termination.

            The Employment Agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth.  He is required to assist in any Company litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition, and nonsolicitation covenants contained in the Employment Agreement.

            Further, the Employment Agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the Employment Agreement and all other plans or arrangements of the Company (i) constitute "parachute payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), and (ii) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, the Company will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed.  If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.

            The Employment Agreement also contains certain forfeiture and recoupment rights.  Generally, during the term of the Employment Agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a "Prohibited Activity," then (i) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (ii) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (iii) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately be paid to the Company; (iv) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to the Company; and (v) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited.  The Company also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth.  For purposes of the Employment Agreement, "Prohibited Activity" includes (i) violation of certain restrictive covenants; (ii) Mr. Bruggeworth's engaging in willful conduct that results in an obligation to reimburse the Company under Section 304 of SOX; or (iii) Mr. Bruggeworth's engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company.  "Prohibited Activity Term" means the period starting when Mr. Bruggeworth first engaged in Prohibited Activity conduct and continuing without time limitation.

            The foregoing summary of the terms of the Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

        (d)     Exhibits

Exhibit No.                    Description

10.1                              Employment Agreement, dated as of November 12, 2008, between RF Micro
                                     Devices, Inc. and Robert A. Bruggeworth

                                                SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/William A. Priddy, Jr.
                                                                                 William A. Priddy, Jr.
                                                                                 Chief Financial Officer, Corporate
                                                                                 Vice President of Administration and Secretary

Date:    November 14, 2008

EXHIBIT INDEX

Exhibit No.                   Description of Exhibit

    10.1                         Employment Agreement, dated as of November 12, 2008, between RF Micro
                                    Devices, Inc. and Robert A. Bruggeworth